Exhibit 99.1

On July 22, 2005, Gehl Company (the “Company”) declared a three-for-two common stock split in the form of a 50% stock dividend with a record date of August 10, 2005, which was paid on August 24, 2005. All share and per share information contained in the Company’s annual historic Financial Statements, Management’s Discussion and Analysis of Financial Condition and Results of Operation and Selected Financial Data included in this Exhibit have been adjusted to reflect the stock split.

Forward-Looking Statements

Certain statements included in this filing are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. When used in this filing, words such as the Company “believes,” “anticipates,” “expects,” “estimates” or “projects” or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those anticipated as of the date of this filing. Factors that could cause such a variance include, but are not limited to, any adverse change in general economic conditions, unanticipated changes in capital market conditions, the Company’s ability to implement successfully its strategic initiatives, market acceptance of newly introduced products, unexpected issues related to the pricing and availability of raw materials (including steel) and component parts, unanticipated difficulties in securing product from third party manufacturing sources, the ability of the Company to increase its prices to reflect higher prices for raw materials and component parts, the cyclical nature of the Company’s business, the Company’s and its customers’ access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates or interest rates, the Company’s ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any strategic or capital markets transactions effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this filing are only made as of the date of this filing, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Selected Financial Data

Five Year Financial Summary
Dollars in Thousands, Except Per Share Data	2004	2003	2002	2001	2000
Summary of Operations
Net sales	$ 361,598	$ 244,400	$ 232,565	$ 240,394	$ 250,037
Gross profit	71,688	51,421	48,845	53,325	59,944
Strategic review process costs	--	--	--	513	--
Asset impairment and other restructuring costs	--	4,080	955	4,300	--
Income from operations	20,708	4,886	5,157	8,943	21,985
Interest expense	2,838	3,648	4,052	4,299	4,741
Income before income taxes	19,985	3,354	1,605	3,546	14,856
Net income	13,387	2,630	1,043	2,305	9,656

Financial Position at December 31
Current assets	$ 252,007	$ 141,937	$ 154,618	$ 163,924	$ 142,997
Current liabilities	89,159	58,603	51,992	56,466	50,027
Working capital	162,848	83,334	102,626	107,458	92,970
Accounts receivable - net	123,514	92,474	97,627	90,714	69,546
Finance contracts receivable - net	76,524	4,528	7,035	12,658	26,516
Inventories	38,925	31,598	36,771	52,161	45,598
Property, plant and equipment - net	34,072	35,316	46,697	43,431	46,172
Total assets	308,200	194,068	219,594	231,455	217,349
Long-term debt	69,467	26,538	56,135	64,237	60,885
Total debt	89,843	26,724	57,914	64,398	61,072
Shareholders' equity	136,461	98,000	96,138	100,021	103,018

Common Share Summary
Diluted net income per share	$ 1.47	$ .33	$ .13	$ .28	$ 1.15
Basic net income per share	1.51	.33	.13	.29	1.17
Dividends per share	--	--	--	--	--
Book value per share	13.74	12.25	11.93	12.44	12.88
Shares outstanding at year-end	9,931,823	8,000,159	8,060,475	8,039,582	7,995,750

Other Financial Statistics
Capital expenditures	$ 3,669	$ 3,034	$ 6,790	$ 4,135	$ 12,577
Depreciation	4,663	4,879	4,630	4,687	4,885
Current ratio	2.8 to 1	2.4 to 1	3.0 to 1	2.9 to 1	2.9 to 1
Percent total debt to total capitalization	39.7%	21.4%	37.6%	39.2%	37.2%
Net income as a percent of net sales	3.7%	1.1%	.4%	1.0%	3.9%
After-tax return on average shareholders' equity	11.4%	2.7%	1.1%	2.3%	9.6%
Employees at year-end	908	796	716	987	976
Common stock price range	9.33-17.40	5.01-10.89	5.47-10.97	6.67-12.54	5.92-13.33

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

        The Company’s net income in 2004 was $13.4 million, or $1.47 per diluted share, compared with $2.6 million, or $.33 per diluted share, in 2003. The 2003 net income included an after-tax asset impairment charge of $2.4 million, or $..29 per diluted share, and an after-tax charge of $0.3 million, or $.04 per diluted share, relating to plant rationalization initiatives. In addition, 2003 net income included a favorable tax adjustment of $0.4 million, or $.05 per diluted share, relating to the finalization of prior year tax returns during the 2003 fourth quarter.

        Net sales in 2004 of $361.6 million were 48% above the $244.4 million in 2003. Construction equipment segment net sales in 2004 of $242.4 million were 56% above 2003 levels, while agricultural equipment segment net sales in 2004 of $119.2 million were 34% above 2003 levels. The construction equipment segment comprised 67% of Company net sales in 2004 versus 64% in 2003. The agricultural equipment segment was 33% of Company net sales in 2004 versus 36% in 2003.

        Income from operations in 2004 was $20.7 million, with the construction equipment segment accounting for $19.2 million and the agricultural equipment segment accounting for $1.5 million. Interest expense in 2004 decreased $0.8 million, to $2.8 million. Net other expense consisting primarily of foreign currency transaction gains and the costs of selling finance contracts receivable, was $0.2 million in 2004, a $0.5 million decrease from 2003 net other income of $0.3 million.

        The Company’s total debt increased to $89.8 million at December 31, 2004 from $26.7 million at December 31, 2003. The increase was primarily due to an increase in finance contracts receivable as the Company was retaining contracts for a sale under an asset securitization program in the first quarter of 2005. In February, 2005, the Company received proceeds of $23.3 million from the initial sale of finance contracts under the securitization program. The proceeds from the sale were used to pay down debt. See “Liquidity and Capital Resources” below for discussion of finance contracts receivable.

Asset Impairment and Other Restructuring Costs

        On September 26, 2001, the Company adopted several major plant rationalization initiatives to improve the Company’s profitability by consolidating certain operations. These initiatives were completed during 2002 as the Company closed its manufacturing facility in Owatonna, Minnesota (“Owatonna”) and transferred production of Mustang skid loaders to the Company’s skid steer loader facility in Madison, South Dakota. In addition, the Company’s manufacturing facility in Lebanon, Pennsylvania (“Lebanon”) was closed and the production of certain products formerly manufactured at that facility was outsourced. The Company anticipated annual profitability improvements, starting in 2003, of approximately $3.5 million dollars primarily resulting from a reduction in headcount and reduced fixed manufacturing expenses ($3.2 million reduction in cost of goods sold and $0.3 million reduction in selling, general and administrative expenses). The Company did not recognize approximately $0.5 million of these savings during 2003 as certain fixed expenses related to the manufacturing facilities were incurred as a result of the delay in selling the Lebanon and Owatonna facilities (see further discussion below).

        During the third quarter ended September 27, 2003, the Company recorded a $3.6 million asset impairment charge to adjust the carrying value of the Lebanon and Owatonna facilities and assets to their fair value less cost to sell. Of the $3.6 million charge, $1.2 million and $2.4 million related to the construction equipment and agricultural equipment segments, respectively. The Company sold the Lebanon facility in the 2003 fourth quarter and the Owatonna facility in the 2004 third quarter.

        During the year ended December 31, 2003, the Company expensed $0.5 million of other charges related to the plant rationalization initiatives. No such charges were expensed in the year ended December 31, 2004.

        Through December 31, 2004, the Company incurred total asset impairment, restructuring and other related charges of $9.4 million related to the plant rationalization initiatives. The Company does not anticipate incurring any additional costs related to the completed plant rationalization initiatives.

Sale of Common Stock

        On July 22, 2004, in conjunction with the establishment of a strategic alliance with Manitou BF S.A. (“Manitou”), the world’s largest manufacturer of telescopic handlers, the Company issued 1,442,652 shares of common stock to Manitou at an aggregate purchase price of $19.8 million. The proceeds from the sale of the common stock were used to pay down the Company’s line of credit facility.

        Beginning in 2005, the Company and Manitou will distribute select models of each others’ telescopic handler product lines in the United States through their respective dealer networks. Pursuant to a license agreement with Manitou, the Company will also begin to manufacture two series of Manitou compact telescopic handlers at the Company’s Yankton, South Dakota facility.

Results of Operations

2004 vs. 2003

Net Sales

($ millions)	2004	2003	2002
Construction Equipment	$242.4	$155.5	$135.1
Agricultural Equipment	119.2	88.9	97.5

Total	$361.6	$244.4	$232.6

(% of total)
Construction Equipment	67.0%	63.6%	58.1%

Agricultural Equipment	33.0%	36.4%	41.9%

        Net sales for 2004 were $361.6 million compared to $244.4 million in 2003, an increase of 48%. Gehl construction equipment segment net sales were $242.4 million in 2004, a 56% increase from 2003 net sales of $155.5 million. The construction equipment segment, in general, was favorably impacted by the improved economic conditions during 2004, including an increase in housing starts of nearly 6%. Skid loader sales in 2004 were up 45% from 2003 due to demand for new Gehl skid loaders models introduced in January 2004, as well as increased demand for Mustang brand skid loaders. Telescopic handler sales more than doubled during 2004 compared to 2003 as demand from rental customers was strong. Demand for compact track loaders, a product introduced in mid-2002, continued to grow and resulted in sales increasing over 85% during 2004 compared to 2003. The Company’s European subsidiary, Gehl Europe, increased sales 53% from 2003 and the Company’s, attachment subsidiary, CE Attachments, Inc., increased sales 31% from 2003.

        Gehl agricultural equipment segment net sales were $119.2 million in 2004, an increase of 34% from $88.9 million in 2003. The agricultural segment, in general, was favorably impacted by the improved economic conditions during 2004 as well as improved milk prices paid to dairy farmers in 2004 over 2003. Skid loader sales during 2004 increased nearly 39% from 2003. Demand for compact track loaders was also strong as 2004 sales more than doubled from 2003. In addition, sales of agricultural implements in 2004 increased over 10% from 2003.

        Of the Company’s total net sales reported for 2004, $57.0 million were made to customers residing outside of the United States compared with $50.5 million in 2003. The increase was due primarily to increased sales in Europe.

Gross Profit

Gross profit in 2004 was $71.7 million compared to $51.4 million in 2003. Gross profit as a percentage of net sales (“gross margin”) was 19.8% in 2004 compared to 21.0% in 2003. Gross margin for the construction equipment segment was 21.7% for 2004 compared with 23.3% for 2003. Gross margin for the agricultural equipment segment was 15.9% for 2004 compared to 17.1% for 2003. The 2004 gross margin for both segments was negatively impacted by higher steel and component part costs, costs of finished goods sourced from overseas due to the weak U.S. dollar versus the Euro and the yen and manufacturing inefficiencies associated with the start-up of production of the new Gehl skid loader models in early 2004. These cost increases, which adversely impacted margins by approximately 3.9%, have been partially offset by selective selling price increases in the first, third and fourth quarters of 2004, as well lower levels of discounts and sales incentives, which improved margins by approximately 2.7%.

        Lower levels of discounts and sales incentives as well as the impact of 2004 price increases favorably impacted the agricultural equipment segment gross margin by approximately 6.1%. This favorable impact was more than offset by an approximate 4.7% reduction in gross margin due to the product cost issues noted above as well as an unfavorable mix of products shipped, which further reduced gross margins by approximately 2.6%.

        The 2004 price increases and a favorable mix of product shipments favorably impacted construction equipment segment gross margins by approximately 3.2%. This favorable impact was more than offset by an approximate 4.8% reduction in gross margin due to the product cost issues noted above.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $51.0 million, or 14.1% of net sales, in 2004 compared to $42.5 million, or 17.4% of net sales, in 2003. The increase in spending is primarily the result of items that vary with sales levels as well as increased costs associated with efforts to comply with the 2002 Sarbanes-Oxley Act, which totaled approximately $0.6 million. However, selling, general and administrative expenses as a percentage of net sales improved as the growth in net sales exceeded expense increases.

Income (Loss) from Operations

($ millions)	2004	2003	2002
Construction Equipment	$19.2	$7.9	$4.3
Agricultural Equipment	1.5	(3.0)	0.9

Total	$20.7	$4.9	$5.2

        Income from operations for 2004 was $20.7 million, or 5.7% of net sales, compared to a $4.9 million, or 2.0% of net sales, for the 2003, an increase of $15.8 million. The 2003 income from operations reflects the impact of the $3.6 million impairment charge discussed in “Asset Impairment and Other Restructuring Costs” above. Of the $3.6 million charge, $1.2 million and $2.4 million related to the construction equipment and agricultural equipment segments, respectively.

Interest Expense

        Interest expense decreased $0.8 million, or 22%, to $2.8 million in 2004 compared to $3.6 million in 2003. The decrease in the Company’s average outstanding debt balance and lower average borrowing costs contributed to a decrease in the 2004 interest expense. See “Liquidity and Capital Resources” below for discussion of changes in outstanding debt.

Interest Income

        Interest income increased $0.5 million, or 30%, to $2.3 million in 2004 compared to $1.8 million in 2003. The increase in interest income is primarily due to the interest earned on the increased balance of finance contracts receivable as the Company was retaining contracts for a sale under an asset securitization program. See “Liquidity and Capital Resources” below for discussion of the change in finance contracts receivable.

Other income (expense), net

        The Company incurred net other expense of $0.2 million in 2004 compared to net other income of $0.3 million in 2003. The change was primarily due to the Company’s costs of selling retail finance contracts during 2004 increasing $0.4 million from 2003 due to an increasing interest rate environment.

Provision for Income Taxes

        The Company’s effective income tax rate was 33.0% in 2004 and 21.6% in 2003. The increase in the effective tax rate was primarily due to the favorable impact of a $0.4 million tax adjustment relating to the finalization of prior year tax returns during the fourth quarter of 2003.

Net Income

        Net income was $13.4 million for 2004 compared with $2.6 million for 2003, an increase of $10.8 million. Diluted earnings per share were $1.47 in 2004 compared to $.33 in 2003. Net income in 2003 includes the after-tax impairment charge of $2.4 million, or $.29 per diluted share, and an after-tax charge of $0.3 million, or $.04 per diluted share, relating to the Company’s plant rationalization initiatives. In addition, 2003 net income was favorably impacted by a $0.4 million, or $.05 per diluted share, tax adjustment related to finalization of prior year tax returns during the 2003 fourth quarter. No dividends were declared in either 2004 or 2003 on the Company’s common stock.

2003 vs. 2002

Net Sales

        Net sales for 2003 were $244.4 million compared to $232.6 million in 2002, an increase of 5%. Gehl construction equipment segment net sales were $155.5 million in 2003, a 15% increase from 2002 net sales of $135.1 million.

        The increase in construction equipment segment net sales was primarily due to strong demand throughout the year for compact track loaders, a new product line introduced in the second quarter of 2002, as shipments of this product increased nearly 150% from 2002, as well as increased demand for telescopic handlers and compact excavators in the second half of the year as 2003 shipments increased approximately 14% and 17%, respectively, from 2002 levels. In addition, the Company’s attachment business and European subsidiary, Gehl Europe, had increased 2003 shipments of 35% and 47%, respectively, from 2002. These favorable impacts on net sales were partially offset by an approximate 8% reduction in skid loader shipments, primarily due to weaker demand in the first half of 2003 as well as a managed reduction in shipments in the 2003 fourth quarter prior to the launch of the new 40 series skid loaders in the 2004 first quarter.

        Gehl agricultural equipment segment net sales were $88.9 million in 2003, down 9% from $97.5 million in 2002. Shipments of agricultural implements and skid loaders during the first nine months of 2003 were adversely impacted by low milk prices as 2003 shipments decreased approximately 4% and 10%, respectively, from 2002. Skid Loader shipments were also adversely impacted by the Company’s managed reduction in shipments in the 2003 fourth quarter prior to the launch of the new 40 series skid loaders in the 2004 first quarter. Increases in milk prices during the 2003 third quarter resulted in increased agricultural implement shipments in the fourth quarter, partially offsetting the reduced sales in the first nine months of 2003. In addition, increased sales by the Company’s attachment business of nearly 37% from 2002, as well as an approximate 47% increase in shipments of compact track loaders, introduced in the second quarter of 2002, partially offset the reduced agricultural implement and skid loader shipments.

        Of the Company’s total net sales reported for 2003, $50.5 million were made to customers residing outside of the United States compared with $43.9 million in 2002. The increase was due primarily to the increased sales in Canada and Europe.

Gross Profit

        Gross profit in 2003 was $51.4 million compared to $48.8 million in 2002. Gross margin was 21.0% in both 2003 and 2002.

        Gross margin for the construction equipment segment was 23.3% in 2003 compared with 21.3% in 2002. Approximately 1% of the increase in the gross margin for the construction equipment segment was the result of improved manufacturing efficiencies, increased levels of production and favorable effects of the 2002 Owatonna, Minnesota plant closure. In addition, approximately 1% of the gross margin improvement was the result of a favorable mix of products shipped and product price increases during 2003.

        Gross margin for the agricultural equipment segment was 17.1% in 2003 compared with 20.5% in 2002. The decrease in agricultural equipment gross margin was due to significant competitive pressure resulting in higher sales discounts and sales incentives, which adversely impacted gross margin by approximately 4%. In addition, a less favorable mix of product shipments further reduced gross margin by approximately 1%. These gross margin reductions of approximately 5.0% were partially offset by the favorable impact of product price increases during 2003.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $42.5 million, or 17.4% of net sales, in 2003 compared to $42.7 million, or 18.4% of net sales, in 2002. The decrease in selling, general and administrative expenses as a percentage of net sales was due to a 5% increase in net sales from 2002 combined with consistent levels of expenses between 2003 and 2002.

Income (Loss) from Operations

        The decrease in income from operations in 2003 was primarily due to $4.1 million of charges relating to the Company’s previously announced plant rationalization initiatives, which increased $3.0 million from the $1.1 million of charges in 2002. Partially offsetting the effect of these charges was income generated from increased net sales during 2003.

        Construction equipment segment income from operations increased in 2003 to $7.9 million from $4.3 million in 2002 primarily due to the 15% increase in net sales from 2002 and the increase in gross margin to 23.3% from 21.3% in 2002. The favorable impact of the increase in net sales and gross margin improvement were partially offset by $1.5 million in charges related to the Company’s plant rationalization initiatives, which increased $1.0 million from $0.5 million in 2002. The agricultural equipment segment incurred a loss from operations of $3.0 million in 2003 compared to income from operations of $0.9 million in 2002. Reduced agricultural segment net sales, a reduction in gross margin and $2.6 million in charges related to the Company’s plant rationalization initiatives, which increased $2.1 million from $0.5 million in 2002, contributed to the 2003 loss from operations.

Interest Expense

        Interest expense decreased $0.4 million to $3.6 million in 2003 compared to $4.1 million in 2002. The decrease in interest expense was due to decreased debt levels during 2003, as debt was $26.7 million at December 31, 2003 compared to $57.9 million at December 31, 2002. The majority of the debt reduction occurred during the fourth quarter of 2003 as the Company provided $31.1 million of cash flow from operations in the quarter.

Other income (expense), net

        The Company benefited from other income, net of $0.3 million in 2003 compared to other expense, net of $1.5 million in 2002. This difference resulted from reduced costs of selling retail finance contracts due to the overall lower interest rate environment and more favorable foreign exchange transaction gains in 2003 versus 2002.

Provision for Income Taxes

        The Company’s effective income tax rate was 21.6% in 2003 and 35.0% in 2002. The decrease in the effective tax rate is primarily due to the favorable impact of a $0.4 million tax adjustment relating to the finalization of prior year tax returns during the fourth quarter of 2003.

Net Income

        Net income increased to $2.6 million in 2003 from $1.0 million of net income in 2002. Diluted earnings per share were $.33 in 2003 compared to $.13 in 2002. Net income in 2003 includes an after-tax impairment charge of $2.4 million, or $.29 per diluted share, and an after-tax charge of $0.3 million, or $.04 per diluted share, relating to the Company’s plant rationalization initiatives. In addition, 2003 net income was favorably impacted by a $0.4 million, or $.05 per diluted share, tax adjustment related to finalization of prior year tax returns during the fourth quarter. Net income in 2002 includes an after-tax charge of $0.6 million, or $.07 per diluted share, relating to the Company’s plant rationalization initiatives. No dividends were declared in either 2003 or 2002 on the Company’s common stock.

Liquidity and Capital Resources

Working Capital

        The Company’s working capital increased to $162.8 million at December 31, 2004 from $83.3 million twelve months earlier. The increase was primarily the result of increases in accounts receivable (see below), finance contracts receivable (see below) and inventories offset by increases in short-term borrowings (see below) and accounts payable. The $7.3 million increase in inventories was primarily due to increased production as a result of the 48% increase in sales during 2004. The $10.3 million increase in accounts payable was primarily due to the increased production as well as the timing of scheduled payments resulting from a change in the mix of vendors from the year-ago period.

Accounts Receivable

        The Company’s net accounts receivable increased $31.0 million to $123.5 million at December 31, 2004. The increase in accounts receivable was due to the strong shipments in 2004, which were primarily driven by the shipments of the new Gehl brand skid loaders, strong demand for telescopic handlers and compact track loaders as well increased sales from the Company’s subsidiaries Gehl Europe and CE Attachments, Inc.

Finance Contracts Receivable

        Current net finance contracts receivable increased $70.8 million to $73.3 million at December 31, 2004. Finance contracts receivable increased as the Company retained contracts for a sale under an asset securitization program in the first quarter of 2005. In February, 2005, the Company received proceeds of $23.3 million from the initial sale of finance contracts under the securitization program. See “Off Balance Sheet Arrangements — Sales of Finance Contracts Receivable” following for additional discussion.

Short-term Borrowings

        At December 31, 2004 the Company had borrowed $20.2 million on a term basis from a commercial bank lender. These borrowings bear interest at 2.5% above the London Interbank Offered Rate for three month deposits reset on a monthly basis. Borrowings are secured by a first priority lien on an assigned pool of finance contracts receivable.

Capital Expenditures

($ thousands)	2004	2003	2002
Capital Expenditures	$ 3,669	$ 3,034	$ 6,790
Depreciation	$ 4,633	$ 4,879	$ 4,630

        The Company expended $3.7 million for property, plant and equipment in 2004, the majority of which was incurred to maintain and upgrade machinery and equipment. The Company plans to make up to $16.7 million in capital expenditures in 2005. Of the $16.7 million, $7.9 million relates to a project, approved by the Board of Directors in October 2004, to expand manufacturing capacity by the third quarter of 2005. The additional $8.8 million primarily relates to expenditures to enhance manufacturing and information technology as well as upgrade and maintain machinery and equipment. The Company had outstanding commitments for capital items at December 31, 2004 of approximately $10.0 million. The Company believes its present manufacturing facilities, with the planned capacity expansion, will be sufficient to provide adequate capacity for its operations through the foreseeable future.

Debt and Equity

December 31,	2004	2003	2002	2001	2000
($ millions)
Total Debt	$89.8	$26.7	$57.9	$64.4	$61.1

Shareholders' Equity	$136.5	$98.0	$96.1	$100.0	$103.0
% Total Debt to
Total Capitalization	39.7%	21.4%	37.6%	39.2%	37.2%

        At December 31, 2004, shareholders’ equity had increased $38.5 million to $136.5 million from $98.0 million a year earlier. This increase primarily reflects the impact of the $19.8 million in proceeds received from the sale of 1,442,652 shares of the Company’s common stock in conjunction with the establishment of the strategic alliance with Manitou (see “Sale of Common Stock” above), 2004 net income of $13.4 million, $4.1 million related to the exercise of stock options, favorable currency translation adjustment of $0.7 million and a $0.4 million reduction in the Company’s minimum pension liability adjustment, net of tax.

        In September 2001, the Company’s Board of Directors authorized a stock repurchase plan providing for the repurchase of up to 500,000 shares of the Company’s outstanding common stock. No shares were repurchased under this authorization during 2004. The Company repurchased 110,550 and 94,800 shares in the open market under this authorization at a cost of $729,000 and $692,000 during 2003 and 2002, respectively. As of December 31, 2004, the Company has repurchased an aggregate of 227,850 shares under this authorization. All treasury stock acquired by the Company has been cancelled and returned to the status of authorized but unissued shares.

Borrowing Arrangements

        The Company maintains a $75 million line of credit facility (the “Facility”) which expires December 31, 2007, and is subject to a borrowing base related to the Company’s accounts receivable, unassigned finance contracts receivable and inventories. Under the terms of the Facility, the line of credit is increased to $90 million each year for the time period March 1 to July 15. Amendments to the Facility in September and December of 2004 extended the $90 million line of credit through December 31, 2004 and February 28, 2005, respectively. The interest rate paid on borrowings denominated in U.S. dollars is 2.5% to 2.65% above the London Interbank Offered Rate for one-month deposits. Under the Facility, the Company may borrow Canadian denominated dollars, up to U.S. $5.5 million, at an interest rate equal to 2.5% above the Canadian one-month bankers’ acceptance rates. At December 31, 2004, the Company had unused borrowing capacity of $19.3 million under the Facility, versus $46.8 million a year earlier.

        In December 2004 the Company borrowed $20.2 million on a term basis from a commercial bank lender. This borrowing bears interest at 2.5% above the London Interbank Offered Rate for three-month deposits reset on a monthly basis. Borrowings are secured by a first priority lien on an assigned pool of finance contracts receivable.

        The Company believes it has adequate capital resources and borrowing capacity to meet its projected capital requirements for the foreseeable future. Requirements for working capital, capital expenditures, pension fund contributions and debt maturities in fiscal 2005 will continue to be funded by operations and borrowings under the Facility.

Contractual Obligations

        A summary of the Company’s significant contractual obligations as of December 31, 2004 are as follows (in thousands):

	Total	2005	2006 - 2007	2008 - 2009	After 2009

Contractual Obligations:
Debt Obligations	$ 89,843	$20,376	$69,379	$ 88	$ --
Capital Expenditures	10,000	10,000
Operating Leases	1,684	925	710	49	--

Total Contractual Obligations	$101,527	$31,301	$70,089	$137	$ --

Off-Balance Sheet Arrangements — Sales of Finance Contracts Receivable

        The sale of finance contracts is an important component of the Company’s overall liquidity. The Company has arrangements with several financial institutions and financial service companies to sell, with recourse, its finance contracts receivable. The Company continues to service substantially all contracts whether or not sold. At December 31, 2004, the Company serviced $232.9 million of such contracts, of which $149.3 million were owned by third parties. Losses on finance contracts due to customer nonperformance were $540,000 in 2004 as compared to $551,000 in 2003. As a percentage of outstanding serviced contracts, the loss ratios were .3% in 2004 and 2003.

        The Company recorded a loss of $0.3 million in selling $65.5 million of its finance contracts in 2004, as compared to a gain of $0.1 million in selling $121.8 million of such contracts in 2003. The gain or loss arises primarily from the difference between the weighted average interest rate on the contracts being sold and the interest rate negotiated with the purchaser of the contracts.

        In February 2005, the Company entered into an asset securitization program with a financial institution whereby the Company can sell, through a revolving facility, up to $150 million of finance contracts. The proceeds from the first sale in February 2005 totaled $23.3 million and were used to pay down debt. It is the intention of the Company to continue to sell substantially all of its existing as well as future finance contracts through this asset securitization program or similar asset securitization programs.

        The Company believes that it will be able to arrange sufficient capacity to sell its finance contracts for the foreseeable future.

Accounting Pronouncements

        During December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, “Share-Based Payment” (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. Stock-based payments include stock option grants and other certain transactions under Company stock plans. The Company grants options to purchase common stock to some of its employees and directors under various plans at prices equal to the market value of the stock on the dates the options were granted. SFAS 123R is effective for all interim or annual periods beginning after June 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS 123R will have on its consolidated financial position, results of operations and cash flows.

Critical Accounting Policies and Estimates

        The preparation of the Company’s consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, net sales and expenses. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and materially impact the carrying value of the assets and liabilities. The Company believes the following accounting policies are critical to the Company’s business operations and the understanding of the Company’s results of operations and financial condition.

Allowance for Doubtful Accounts

        The Company’s accounts receivable are reduced by an allowance for amounts that may be uncollectible in the future. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific reserve for bad debts is recorded against the accounts receivable balance to reduce the amount due to the net amount reasonably expected to be collected. Additionally, a general percentage of past due receivables is reserved, based on the Company’s past experience of collectibility. If circumstances change (i.e., higher than expected defaults or an unexpected material adverse change in a major customer’s ability to meet its financial obligations), estimates of the recoverability of amounts due could be reduced by a material amount.

Inventories

        Inventories are valued at the lower of cost or market value. Cost is determined using the last-in, first-out (LIFO) method for the majority of the Company’s inventories. In valuing inventory, management is required to make assumptions regarding the level of reserves required to value potentially obsolete or slow moving items to the lower of cost or market value. Inventory reserves are established taking into account inventory age and frequency of use or sale. While calculations are made involving these factors, significant management judgment regarding expectations for future events is involved. Future events that could significantly influence management’s judgment and related estimates include general economic conditions in markets where the Company’s products are sold, as well as new products and design changes introduced by the Company.

Accrued Warranty

        The Company establishes reserves related to the warranties provided on its products. Specific reserves are maintained for programs related to known machine safety and reliability issues. When establishing specific reserves, estimates are made regarding the size of the population, the type of program, costs to be incurred and estimated participation. Additionally, general reserves are maintained based on the historical percentage relationships of warranty costs to machine sales and applied to current equipment sales. If these estimates and related assumptions change, reserve levels may require adjustment.

Accrued Product Liability

        The Company records a general reserve for potential product liability claims based on the Company’s prior claim experience and specific reserves for known product liability claims. Specific reserves for known claims are valued based upon the Company’s prior claims experience, including consideration of the jurisdiction, circumstances of the accident, type of loss or injury, identity of plaintiff, other potential responsible parties, analysis of outside counsel, and analysis of internal product liability counsel. Actual product liability costs could be different due to a number of variables, including decisions of juries or judges.

Goodwill Impairment

        In connection with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company is required to perform goodwill impairment reviews, at least annually, using a fair-value-based approach. The Company performs its annual impairment review as of December 31. As part of the annual impairment review, an estimate of the fair value of the Company’s construction equipment segment (the entire carrying amount of goodwill is allocated to the construction segment), primarily by using a discounted cash flow analysis, is performed. Significant assumptions used in this analysis include: expected future revenue growth rates, operating profit margins, working capital levels and a weighted average cost of capital. Changes in assumptions could significantly impact the estimate of the fair value of the construction equipment segment, which could result in a goodwill impairment charge and could have a significant impact on the results of the construction equipment segment and the consolidated financial statements.

Pension and Postretirement Benefits

        Pension and postretirement benefit costs and obligations are dependent on assumptions used in calculation of these amounts. These assumptions, used by actuaries, include discount rates, expected return on plan assets for funded plans, rate of salary increases, health care cost trend rates, mortality rates and other factors. In accordance with accounting principles generally accepted in the United States, actual results that differ from the actuarial assumptions are accumulated and amortized to future periods and therefore affect recognized expense and recorded obligations in future periods. While the Company believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may materially effect its financial position or results of operations.

Financial Statements and Supplementary Data

INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

Page
Financial Statements:

Management's Annual Report on Internal Control Over Financial Reporting	14

Report of Independent Registered Public Accounting Firm	15

Consolidated Balance Sheets at December 31, 2004 and 2003	17

Consolidated Statements of Income for the
three years ended December 31, 2004	18

Consolidated Statements of Shareholders' Equity for the
three years ended December 31, 2004	19

Consolidated Statements of Cash Flows for the
three years ended December 31, 2004	20

Notes to Consolidated Financial Statements	21

Page

Financial Statement Schedule:

Schedule II - Valuation and Qualifying Accounts for the
three years ended December 31, 2004	40

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Management’s Annual Report on Internal Control Over Financial Reporting

        The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 using the criteria set forth in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, the Company’s management believes that, as of December 31, 2004, the Company’s internal control over financial reporting was effective based on those criteria.

        Our assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

/s/ William D. Gehl
William D. Gehl
Chairman of the Board of Directors
and Chief Executive Officer

/s/ Thomas M. Rettler
Thomas M. Rettler
Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Gehl Company,

        We have completed an integrated audit of Gehl Company’s December 31, 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its December 31, 2003 and December 31, 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Gehl Company and its subsidiaries at December 31, 2004 and December 31, 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

        Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 8, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

        A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
March 4, 2005, except Notes 12 and 18 as to which the date is August 26, 2005

Gehl Company and Subsidiaries
Consolidated Balance Sheets

In Thousands, Except Share Data - December 31,	2004	2003
Assets
Cash	$5,262	$3,688
Accounts receivable-net	123,514	92,474
Finance contracts receivable-net	73,343	2,546
Inventories	38,925	31,598
Deferred income tax assets	8,104	7,128
Prepaid expenses and other current assets	2,859	4,503

Total current assets	252,007	141,937

Property, plant and equipment-net	34,072	35,316
Finance contracts receivable-net, non-current	3,181	1,982
Goodwill	11,748	11,748
Other assets	7,192	3,085

Total assets	$308,200	$194,068

Liabilities and Shareholders' Equity
Current portion of long-term debt obligations	$225	$186
Short-term debt obligations	20,151	--
Accounts payable	41,882	31,556
Accrued and other current liabilities	26,901	26,861

Total current liabilities	89,159	58,603

Line of credit facility	69,045	26,340
Long-term debt obligations	422	198
Deferred income tax liabilities	1,247	1,742
Other long-term liabilities	11,866	9,185

Total long-term liabilities	82,580	37,465

Common stock, $.10 par value, 25,000,000 shares authorized, 9,931,823 and 8,000,159 shares outstanding at December 31, 2004 and 2003,
respectively	993	800
Preferred stock, $.10 par value, 2,000,000 shares authorized, 250,000
shares designated as Series A preferred stock, no shares issued	--	--
Capital in excess of par	30,091	6,398
Retained earnings	115,489	102,102
Accumulated other comprehensive loss	(10,112)	(11,300)

Total shareholders' equity	136,461	98,000

Total liabilities and shareholders' equity	$308,200	$194,068

Contingencies (Notes 2 and 15)

The accompanying notes are an integral part of the financial statements

Gehl Company and Subsidiaries
Consolidated Statements of Income

In Thousands, Except Per Share Data - Year Ended December 31,	2004	2003	2002
Net sales	$361,598	$244,400	$232,565
Cost of goods sold	289,910	192,979	183,720

Gross profit	71,688	51,421	48,845

Selling, general and administrative expenses	50,980	42,455	42,733
Asset impairment and other restructuring costs	--	4,080	955

Total operating expenses	50,980	46,535	43,688

Income from operations	20,708	4,886	5,157

Interest expense	(2,838)	(3,648)	(4,052)
Interest income	2,312	1,785	1,986
Other (expense) income, net	(197)	331	(1,486)

Income before income taxes	19,985	3,354	1,605
Provision for income taxes	6,598	724	562

Net income	$13,387	$2,630	$1,043

Diluted net income per common share	$1.47	$.33	$.13

Basic net income per common share	$1.51	$.33	$.13

The accompanying notes are an integral part of the financial statements

Gehl Company and Subsidiaries
Consolidated Statements of Shareholders’ Equity

In Thousands	Total	Comprehensive Income (Loss)	Retained Earnings	Accumulated Other Comprehensive Loss	Common Stock	Capital In Excess of Par
Balance at December 31, 2001	$100,021		$98,429	$(5,924)	$804	$6,712

Comprehensive income:
Net income	1,043	$1,043	1,043
Minimum pension liability adjustments,
net of $2,839 of taxes	(5,272)	(5,272)		(5,272)
Currency translation adjustment	551	551		551
Unrealized gains (losses), net of $138 of taxes	(256)	(256)		(256)

Comprehensive loss		(3,934)

Exercise of stock options, including tax
benefit of $120	743				11	732
Treasury stock purchases/cancellations	(692)				(9)	(683)

Balance at December 31, 2002	96,138		99,472	(10,901)	806	6,761

Comprehensive income:
Net income	2,630	2,630	2,630
Minimum pension liability adjustments,
net of $855 of taxes	(1,589)	(1,589)		(1,589)
Currency translation adjustment	995	995		995
Unrealized gains (losses), net of $104 of taxes	195	195		195

Comprehensive income		2,231

Exercise of stock options, including tax
benefit of $44	360				5	355
Treasury stock purchases/cancellations	(729)				(11)	(718)

Balance at December 31, 2003	98,000		102,102	(11,300)	800	6,398

Comprehensive income:
Net income	13,387	13,387	13,387
Minimum pension liability adjustments,
net of $229 of taxes	426	426		426
Currency translation adjustment	734	734		734
Unrealized gains (losses), net of $15 of taxes	28	28		28

Comprehensive income		$14,575

Issuance of common stock	19,812				144	19,668
Exercise of stock options, including tax
benefit of $636, and other	4,074				49	4,025

Balance at December 31, 2004	$136,461		$115,489	$(10,112)	$993	$30,091

The accompanying notes are an integral part of the financial statements.

Gehl Company and Subsidiaries
Consolidated Statements of Cash Flows

In Thousands - Year Ended December 31,	2004	2003	2002
Cash Flows from Operating Activities
Net income	$13,387	$2,630	$1,043
Adjustments to reconcile net income to net cash (used for)
provided by operating activities:
Depreciation and amortization	4,664	4,923	4,813
Gain on sale of property, plant and equipment	(119)	--	--
Asset impairment (non-cash)	--	3,599	--
Cost of sales of finance contracts	260	(104)	1,763
Deferred income taxes	(1,145)	1,657	2,750
Tax benefit related to exercise of stock options	636	44	120
Proceeds from sales of finance contracts	65,464	121,783	102,120
(Decrease) increase in cash, excluding the effects of
business acquisition, due to changes in:
Accounts receivable-net	(30,500)	5,782	(5,662)
Finance contracts receivable-net	(138,027)	(119,172)	(98,260)
Inventories	(6,787)	5,504	21,802
Prepaid expenses and other current assets	(945)	1,495	(434)
Other assets	(4,231)	154	384
Accounts payable	9,898	3,380	(6,164)
Other liabilities	4,279	(546)	(7,507)

Net cash (used for) provided by operating activities	(83,166)	31,129	16,768

Cash Flows from Investing Activities
Property, plant and equipment additions	(3,669)	(3,034)	(6,790)
Proceeds from sale of property, plant and equipment	2,330	4,403	195
Acquisition of business, net of cash required	--	--	(505)
(Decrease) increase in other assets	(290)	(47)	1,107

Net cash (used for) provided by investing activities	(1,629)	1,322	(5,993)

Cash Flows from Financing Activities
Proceeds from (repayments of) revolving credit loans	42,705	(21,037)	(7,811)
Proceeds from short-term borrowings	20,151	--	--
Repayment of industrial development bonds, net of debt
reserve fund of $649	--	(7,751)	--
Proceeds from other borrowings	414	--	251
Repayments of other payments	(151)	(1,805)	(3,151)
Proceeds from issuance of common stock	19,812	--	--
Proceeds from exercise of stock options	3,438	316	623
Treasury stock purchases	--	(729)	(692)

Net cash provided by (used for) financing activities	86,369	(31,006)	(10,780)

Net increase (decrease) in cash	1,574	1,445	(5)

The accompanying notes are an integral part of the financial statements.

Gehl Company and Subsidiaries
Notes To Consolidated Financial Statements

Note 1 — Significant Accounting Policies

        Consolidation: Gehl Company is engaged in the manufacture and distribution of equipment and machinery for the construction market, and in the manufacture and distribution of equipment and machinery primarily for the dairy, livestock and poultry agricultural sector. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances are eliminated.

        Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, in certain circumstances, which affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Ultimate realization of assets and settlement of liabilities in the future could differ from those estimates.

        Revenue Recognition: The Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred and ownership has transferred to the dealer or distributor; the price to the dealer or distributor is fixed and determinable; and collectibility is reasonably assured. The Company meets these criteria for revenue recognition upon shipment of products to dealers and distributors.

        Shipping and Handling Costs:    The Company records revenues and costs associated with shipping its products within net sales and cost of goods sold, respectively.

        Discounts and Sales Incentives: The Company classifies the costs associated with discounts and sales incentives provided to dealers and distributors as a reduction of net sales. Discounts are recorded upon shipment and sales incentives are recorded when offered.

        Accounts Receivable: The Company provides financing for its dealers in both the construction and agricultural markets. The financing agreements provide for, in certain instances, interest-free periods which generally range from four to nine months.

        Finance Contracts Receivable: The Company offers financing for its products to retail customers and to its dealers. Finance contracts require periodic installments of principal and interest over periods of up to 60 months. Unearned interest is recognized over the life of the contracts using the sum of the digits method.

        Inventories: Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for the majority of the Company’s inventories.

        Properties and Depreciation: Properties are stated at cost. When properties are sold or otherwise disposed of, cost and accumulated depreciation are removed from the respective accounts and any gain or loss is included in income. The Company provides for depreciation of assets using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Depreciation is recorded using the following estimated useful lives for financial statement purposes:

Years
Buildings	25-31.5
Machinery and equipment	7-12
Autos and trucks	3-5
Office furniture and fixtures	3-5

        Expenditures which substantially increase value or extend asset lives are capitalized. Expenditures for maintenance and repairs are charged against income as incurred.

        The Company reviews the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment would be determined based on a comparison of the undiscounted future operating cash flows anticipated to be generated during the remaining life of the long-lived assets to the carrying value. Measurement of any impairment loss would be based on discounted operating cash flows.

        Goodwill and Other Intangible Assets: The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized; however, such assets must be tested for impairment at least annually. Amortization continues to be recorded for other intangible assets with definite lives. The Company is subject to financial statement risk in the event that goodwill becomes impaired.

        Foreign Currency Transactions: Foreign currency transaction gains and (losses) are included in the determination of income. Foreign currency gains were $228,000, $441,000 and $85,000 in 2004, 2003 and 2002, respectively.

        Foreign Currency Translation: Assets and liabilities of the Company’s foreign subsidiary are translated at current exchange rates, and related revenues and expenses are translated at the weighted-average exchange rates in effect for the year. Net exchange gains or losses resulting from the translation of foreign financial statements and the effect of exchange rate changes on intercompany transactions of a long-term investment nature are accumulated and credited or charged directly to a separate component of shareholders’ equity, titled “Accumulated Other Comprehensive Loss.”

        Income Taxes: The Company follows the liability method in accounting for income taxes. The liability method provides that deferred tax assets and liabilities be recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.

        Product Liability Costs: The Company directly assumes all liability for costs associated with claims up to specified limits in any policy year. Known incidents involving the Company’s products are investigated and reserves are established for any estimated liability.

        Environmental Costs: Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and that do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated.

        Research and Development Costs: Costs for research activities relating to product development and improvement are charged against income as incurred. Such costs amounted to approximately $2.5 million, $2.6 million and $3.2 million in 2004, 2003 and 2002, respectively.

        Other Income (Expense): Other income (expense) is comprised primarily of foreign currency transaction gains (losses), cost of sales of finance contracts, and other nonoperating items.

        Comprehensive Income: Comprehensive income is defined as the sum of net income and all other non-owner changes in equity (or accumulated other comprehensive loss). The components of accumulated other comprehensive loss were as follows (net of tax) (in thousands):

December 31,	2004	2003
Minimum pension liability adjustments	$ (12,301)	$ (12,727)
Currency translation adjustments	2,280	1,546
Unrealized losses	(91)	(119)

Accumulated other comprehensive loss	$ (10,112)	$ (11,300)

        Stock-Based Compensation: The Company maintains stock option plans for certain of its directors, officers and key employees, which are described more fully under Note 12–Shareholders’ Equity. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees.” No compensation expense has been recognized for options granted under these plans as the option price was equal to the market value of the Company’s common stock on the date of grant. The effect on net income and net income per share had the Company applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” is presented below (in thousands, except per share data):

Year Ended December 31,	2004	2003		2002
Net income, as reported	$13,387	$2,630		$1,043
Less: stock-based compensation expense determined based on fair
value method, net of tax	(572)	(648)		(850)

Pro forma net income	$12,815	$1,982		$193

Diluted net income per share:
As reported	$1.47		$.33		$.13
Pro forma	$1.40		$.25		$.02
Basic net income per share:
As reported	$1.51		$.33		$.13
Pro forma	$1.45		$.25		$.02

        The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2004, 2003 and 2002:

Year Ended December 31,	2004	2003	2002
Expected stock price volatility	37.6%	41.1%	38.8%
Risk-free interest rate	4.6%	3.7%	4.0%
Expected life of options - years	7	7	7

        The weighted-average grant-date fair value of options granted during 2004, 2003 and 2002 was $7.35, $4.22 and $3.37, respectively.

        Accounting Pronouncements: During December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, “Share-Based Payment” (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. Stock-based payments include stock option grants and certain transactions under other Company stock plans. The Company grants options to purchase common stock to some of its employees and directors under various plans at prices equal to the market value of the stock on the dates the options were granted. SFAS 123R is effective for all interim or annual periods beginning after June 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS 123R will have on its consolidated financial position, results of operations and cash flows.

        Reclassifications: Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on previously reported net income.

Note 2 — Accounts Receivable and Finance Contracts Receivable

        Accounts receivable and finance contracts receivable were comprised of the following (in thousands):

December 31,	2004	2003
Accounts receivable	$128,663	$97,181
Less allowances for:
doubtful accounts	(3,201)	(2,930)
returns and dealer discounts	(1,948)	(1,777)

	$123,514	$92,474

Finance contracts receivable	$87,735	$7,818
Less: unearned interest	(7,092)	(476)
allowance for doubtful accounts	(4,119)	(2,814)

	76,524	4,528
Less: non-current portion	(3,181)	(1,982)

Current portion	$73,343	$2,546

        The finance contracts receivable at December 31, 2004 have a weighted-average interest rate of approximately 4.0%.

        The Company has entered into various agreements with third parties to sell with recourse certain finance contracts receivable. The finance contracts require periodic installments of principal and interest over periods of up to 60 months, with interest rates based on market conditions. The Company has retained the servicing of substantially all of these contracts which generally have maturities of 12 to 48 months. Amounts to cover potential losses on these sold receivables are included in the allowance for doubtful accounts. The following summarizes the Company’s sales of retail finance contracts receivable during 2004, 2003 and 2002 (in thousands):

	2004	2003	2002
Value of contracts sold-net of $6.3 million, $10.2 million and $7.5 million,	$65,724	$121,679	$103,883
respectively, of unearned interest
Cash received on sales of contracts	65,464	121,783	102,120

Cost of sales of finance contracts	$260	$(104)	$1,763

Net receivables outstanding at December 31 relating to finance contracts sold	$149,251	$177,794	$152,435

        The Company retains as collateral a security interest in the equipment associated with accounts receivable and unsold finance contracts receivable. The Company also maintains certain levels of dealer recourse deposits as additional security associated with finance contracts receivable. The dealer recourse deposits totaled $2.4 million, $2.5 million and $2.8 million at December 31, 2004, 2003 and 2002, respectively.

Note 3 — Inventories

        The LIFO costing method was used for 74% and 79% of the Company’s inventories at December 31, 2004 and 2003, respectively. If all of the Company’s inventories had been valued on a current cost basis, which approximates FIFO value, estimated inventories by major classification would have been as follows (in thousands):

December 31,	2004	2003
Raw materials and supplies	$17,828	$11,456
Work-in-process	3,479	3,011
Finished machines and parts	45,428	40,079

Total current cost value	66,735	54,546
Adjustment to LIFO basis	(27,810)	(22,948)

	$38,925	$31,598

Note 4 — Property, Plant and Equipment – Net

        Property, plant and equipment consisted of the following (in thousands):

December 31,	2004	2003
Land	$346	$352
Buildings	27,819	27,464
Machinery and equipment	46,667	47,075
Autos and trucks	263	291
Office furniture and fixtures	15,833	14,880

	90,928	90,062
Less: accumulated depreciation	(56,856)	(54,746)

Property, plant and equipment-net	$34,072	$35,316

Note 5 — Goodwill

        The changes in the carrying amount of goodwill, which is entirely allocated to the construction equipment segment, for the years ended December 31, 2004, 2003 and 2002 were as follows (in thousands):

Balance at December 31, 2002	$11,696
Business acquisition adjustment	52

Balance at December 31, 2003	11,748

Balance at December 31, 2004	$11,748

Note 6 — Acquisition

        Effective January 1, 2002, the Company began accounting for its investment in a German distributor of compact equipment throughout Europe (“Gehl Europe”) as a consolidated subsidiary, as a result of the Company’s controlling influence on the operations of Gehl Europe as of such date. Prior to January 1, 2002, the Company accounted for its investment in Gehl Europe under the equity method.

        In December 2002, the Company acquired the remaining two-thirds of the outstanding shares of Gehl Europe for $0.5 million, net of cash acquired, in order to support the Company’s strategy to expand distribution in the European compact equipment markets.

Note 7 — Debt Obligations

        A summary of the Company’s debt obligations, and related current maturities, is as follows (in thousands):

December 31,	2004	2003
Line of credit facility	$69,045	$26,340
Secured term loan	20,151	--
Other debt obligations	647	384

	89,843	26,724
Less: current portion	(20,376)	(186)

Long-term debt obligations	$69,467	$26,538

        The Company maintains a $75 million line of credit facility (the “Facility”) which expires December 31, 2007. Under the terms of the Facility, the line of credit is increased to $90 million each year for the time period March 1 to July 15. Amendments to the Facility in September and December of 2004 extended the $90 million line of credit through December 31, 2004 and February 28, 2005, respectively. All other terms and provisions in the current Facility remain unchanged. Interest is paid monthly on outstanding borrowings under the Facility as follows: borrowings in Canadian denominated dollars up to a U.S. $5.5 million credit line are at 2.5% above the Canadian one-month bankers’ acceptance rates; the remainder of the borrowings are in U.S. dollars and are at 2.5% to 2.65% above the London Interbank Offered Rate for one-month deposits (LIBOR). Under the Facility, $25 million is tied to a borrowing base related to the Company’s unassigned finance contracts receivable and inventories. The remaining availability is tied to a borrowing base related to the Company’s accounts receivable. Borrowings under the Facility are secured by finance contracts receivable, inventories and accounts receivable.

        At December 31, 2004, the Company had unused borrowing capacity of approximately $19.3 million under the Facility. The Facility also includes financial covenants requiring the maintenance of a minimum tangible net worth level and a maximum debt to equity ratio.

        In December 2004, the Company borrowed $20.2 million on a term basis from a commercial bank lender. This borrowing bears interest at 2.5% above the London Interbank Offered Rate for three month deposits reset on a monthly basis. Borrowings are secured by a first priority lien on an assigned pool of finance contracts receivable.

Annual maturities of debt obligations are as follows (in thousands):

2005	$20,376
2006	157
2007	69,222
2008	88

$89,843

        Interest paid on total debt obligations was $2.8 million, $3.5 million and $4.0 million in 2004, 2003 and 2002, respectively.

Note 8 — Accrued and Other Current Liabilities

        Accrued and other current liabilities were comprised of the following (in thousands):

December 31,	2004	2003
Accrued salaries and wages	$6,934	$4,590
Dealer recourse deposits	2,445	2,505
Accrued warranty costs	5,028	4,054
Accrued product liability costs	3,408	3,679
Accrued pension obligations	1,762	7,655
Other	7,324	4,378

	$26,901	$26,861

        In general, the Company provides warranty coverage on equipment for a period of up to twelve months. The Company’s reserve for warranty claims is established based on the best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. While the Company’s warranty costs have historically been within its calculated estimates, it is possible that future warranty costs could differ from those estimates.

        The changes in the carrying amount of the Company’s total product warranty liability for the years ended December 31, 2004 and 2003 were as follows (in thousands):

	2004	2003
Balance beginning of year	$4,054	$4,437
Accruals for warranties issued during the period	5,481	3,698
Accruals related to pre-existing warranties (including changes in estimates)	(220)	(121)
Settlements made (in cash or in kind) during the period	(4,287)	(3,960)

Balance end of year	$5,028	$4,054

Note 9 – Asset Impairment and Other Restructuring Costs

        On September 26, 2001, the Company adopted several major plant rationalization initiatives to improve the Company’s profitability by consolidating certain operations. These initiatives were completed during 2002 as the Company closed its manufacturing facility in Owatonna, Minnesota (“Owatonna”) and transferred production of Mustang skid loaders to the Company’s skid steer loader facility in Madison, South Dakota. In addition, the Company’s manufacturing facility in Lebanon, Pennsylvania (“Lebanon”) was closed and the production of certain products formerly manufactured at that facility was outsourced.

        During the 2003 third quarter, the Company recorded a $3.6 million asset impairment charge to adjust the carrying value of the Lebanon and Owatonna facilities and assets to their fair value less cost to sell. Of the $3.6 million charge, $1.2 million and $2.4 million related to the construction equipment and agricultural equipment segments, respectively. The Company sold the Lebanon facility in the 2003 fourth quarter and the Owatonna facility in the 2004 third quarter.

        During the year ended December 31, 2003, the Company expensed $0.5 million of other charges related to the plant rationalization initiatives. No such charges were expensed in the year ended December 31, 2004.

        Through December 31, 2004, the Company incurred total asset impairment, restructuring and other related charges of $9.4 million related to the plant rationalization initiatives. The Company does not anticipate incurring any additional costs related to the completed plant rationalization initiatives.

Note 10 — Income Taxes

        The income tax provision recorded for the years ended December 31, 2004, 2003 and 2002 consisted of the following (in thousands):

Year Ended December 31,		Federal	State	Foreign	Total
2004	Current	$6,015	$187	$1,541	$7,743
	Deferred	(1,058)	(31)	(56)	(1,145)

	Total	$4,957	$156	$1,485	$6,598

2003	Current	$(1,329)	$78	$318	$(933)
	Deferred	1,350	41	266	1,657

	Total	$21	$119	$584	$724

2002	Current	$(2,246)	$58	$--	$(2,188)
	Deferred	2,509	76	165	2,750

	Total	$263	$134	$165	$562

        Consolidated domestic income before income taxes was $16.4 million, $2.0 million and $1.2 million for 2004, 2003 and 2002, respectively. Foreign income before income taxes was $3.6 million, $1.4 million and $0.4 million for 2004, 2003 and 2002, respectively.

        A reconciliation between the reported income tax provision and the federal statutory rate follows (as a percent of pre-tax income):

	2004	2003	2002
Federal statutory rate	34.0%	34.0%	34.0%
State income taxes, net of Federal income tax effect	0.2	2.8	7.1
Foreign export sale benefit and other tax credits	(1.6)	(9.5)	(8.7)
Foreign rate differential	1.3	3.7	1.5
Finalization of prior year tax returns	--	(11.9)	--
Other, net	(0.9)	2.5	1.1

	33.0%	21.6%	35.0%

        The Company’s temporary differences and carryforwards which give rise to deferred tax assets and liabilities consisted of the following (in thousands):

December 31,	2004	2003
Accrued expenses and reserves	$5,409	$4,784
Asset valuation reserves	2,822	2,368
Pension benefits	3,234	3,518
Operating loss carryforwards	1,033	1,065
Tax credit carryforwards	266	347
Property, plant and equipment	(4,547)	(5,258)
Other, net	(61)	(80)
Valuation allowance	(1,299)	(1,358)

Net deferred tax asset	$6,857	$5,386

        The net deferred tax asset is included in the consolidated balance sheet in the following captions (in thousands):

December 31,	2004	2003
Deferred income tax assets	$8,104	$7,128
Deferred income tax liabilities	(1,247)	(1,742)

	$6,857	$5,386

        At December 31, 2004, the Company had state net operating loss carryforwards of $19.6 million and state tax credits of $0.3 million available for the reduction of future income tax liabilities. Both the state net operating loss carryforwards and state tax credits will expire at various dates between 2007 and 2024. A valuation allowance has been recorded against these carryforwards and credits for which utilization is uncertain.

        Cash paid (received) related to income taxes during 2004, 2003 and 2002 was $3.8 million, $(3.0) million and $0.1 million, respectively.

Note 11 — Employee Retirement Plans

        The Company sponsors two qualified defined benefit pension plans for certain of its employees. The following schedules set forth a reconciliation of the changes in the plans’ benefit obligation and fair value of plan assets and a statement of the funded status (in thousands):

December 31,	2004	2003
Reconciliation of benefit obligation:
Obligation at beginning of year	$46,003	$39,013
Service cost	786	697
Interest cost	2,681	2,551
Actuarial loss	2,710	6,386
Benefit payments	(2,777)	(2,644)

Obligation	$49,403	$46,003

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of year	$31,614	$26,792
Actual return on plan assets	6,074	5,666
Employer contributions	5,842	1,800
Benefit payments	(2,777)	(2,644)

Fair value of plan assets	$40,753	$31,614

Funded Status:
Funded status at end of year	$(8,650)	$(14,388)
Unrecognized prior service cost	990	1,199
Unrecognized loss	20,324	21,917

Net amount recognized	12,664	8,728
Employer contributions paid between 10/1 and 12/31	78	558

Net amount recognized at December 31	$12,742	$9,286

        The following table provides the amounts recognized in the balance sheet (in thousands):

December 31,	2004	2003
Prepaid benefit cost	$12,742	$9,286
Intangible asset	990	1,199
Minimum pension liability	(18,578)	(20,573)
Accumulated other comprehensive loss	17,588	19,374

Net amount recognized at December 31	$12,742	$9,286

        The intangible asset amount is included in non-current other assets. $1.8 million of the liability amount (expected fiscal 2005 funding requirement) is included in accrued and other current liabilities. The net amount of the prepaid benefit cost and the non-current portion of the minimum pension liability is included in other long-term liabilities. The amount included within other comprehensive income (loss) arising from a change in the minimum pension liability was $1.8 million and ($2.4) million for the years ended December 31, 2004 and 2003, respectively.

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the plans having accumulated benefit obligations in excess of plan assets were $49.4 million, $46.7 million and $40.8 million and $46.0 million, $43.5 million and $31.6 million as of December 31, 2004 and 2003, respectively.

        The assumptions used in the measurement of the Company’s benefit obligation are shown in the following table:

	2004	2003
Weighted-average assumptions as of September 30:
Discount rate	6.00%	6.00%
Rate of compensation increase	4.00%	4.00%

        The following table provides disclosure of the net periodic benefit cost (in thousands):

Year Ended December 31,	2004	2003	2002
Service cost	$786	$697	$632
Interest cost	2,681	2,551	2,536
Expected return on plan assets	(3,013)	(2,936)	(3,004)
Amortization of prior service cost	209	210	224
Amortization of net loss	1,242	629	133

Net periodic benefit cost	$1,905	$1,151	$521

        The assumptions used in the measurement of the Company's net periodic benefit cost for the years ended December 31, 2004, 2003 and 2002 are shown in the following table:

	2004	2003	2002
Weighted-average assumptions as of September 30:
Discount rate	6.00%	6.75%	7.50%
Expected long-term return on plan assets	8.75%	8.75%	9.00%
Rate of compensation increase	4.00%	4.00%	4.00%

        The Company’s approach used to determine the expected long-term rate of return on plan assets assumption is based on weighting historical market index returns for various asset classes in proportion to the assets held in the Gehl Pension Master Trust (“Trust”). Typically, the Trust holds approximately 60% of assets in equity securities and 40% in fixed income securities. Weighting 10-year compounded trailing returns on equity and fixed income indices in proportion to the above asset mix yields an expected long-term return of 9.00%. However, recent unsettled market conditions have caused management to add a degree of conservatism in the long-term rate of return assumption, which has been set at 8.75%.

        The following table provides disclosure of the weighted-average asset allocations and future target allocations as of the respective measurement dates:

	2005 Target	September 30,	September 30,
	Allocation	2004	2003

Asset category:
Equity securities	0 - 75%	58%	55%
Debt securities and cash	15 - 100	30	33
Real estate	0 - 15	5	5
Other	0 - 20	7	7

	100%	100%	100%

        As manager of plan assets, the Investment Committee (“Committee”) believes that it must prudently invest pension assets in a manner that attempts to meet the actuarial long-term rate of return. At the same time, the Committee adheres to three overriding responsibilities – to safeguard plan assets, to optimize returns, and to diversify assets. The Committee retains investment specialists as a means to optimize the total expected portfolio return. Although all day-to-day investment, custodial, and administrative responsibilities are delegated to the investment specialists, the Committee maintains a strong and active hand in matters relating to asset allocation and general asset management.

        Estimated future benefit payments, which reflect expected future service, are as follows (in thousands):

2005	$ 2,976
2006	3,067
2007	3,149
2008	3,384
2009	3,579
Years 2010 - 2014	19,362

        The measurement date used for each of the actuarial calculations was September 30.

        In addition, the Company maintains an unfunded non-qualified supplemental retirement benefit plan for certain management employees. The following schedules set forth a reconciliation of the changes in the plan’s benefit obligation and a statement of the funded status (in thousands):

December 31,	2004	2003
Reconciliation of benefit obligation:
Obligation at beginning of year	$ 4,364	$ 3,864
Service cost	286	226
Interest cost	287	256
Actuarial loss	565	153
Plan amendments	49	--
Benefit payments	(142)	(135)

Obligation	$ 5,409	$ 4,364

Funded Status:
Funded status at end of year	$(5,409)	$(4,364)
Unrecognized prior service cost	426	462
Unrecognized loss	1,258	747

Net amount recognized at December 31	$(3,725)	$(3,155)

        The following table provides the amounts recognized in the balance sheet (in thousands):

December 31,	2004	2003
Intangible asset	$ 426	$ 417
Accrued benefit liability	(3,725)	(3,155)
Minimum pension liability	(1,557)	(417)
Accumulated other comprehensive loss	1,131	--

Net amount recognized at December 31	$(3,725)	$(3,155)

        The intangible asset amounts are included in non-current other assets. The accrued benefit liability and minimum pension liability amounts are included in other long-term liabilities. The amount included within other comprehensive loss arising from a change in the accrued benefit liability was $1.1 million and $0 million for the years ended December 31, 2004 and 2003, respectively.

        The projected benefit obligation, accumulated benefit obligation, and fair value of the plan assets having accumulated benefit obligations in excess of plan assets were $5.4 million, $5.3 million and $0 and $4.4 million, $3.6 million and $0 as of December 31, 2004 and 2003, respectively.

        The assumptions used in the measurement of the Company’s benefit obligation are as follows:

	2004	2003
Weighted-average assumptions as of December 31:
Discount rate	6.00%	6.25%
Rate of compensation increase	5.00%	5.00%

        The following table provides disclosure of the net periodic benefit cost (in thousands):

Year Ended December 31,	2004	2003	2002
Service cost	$286	$226	$203
Interest cost	287	256	230
Amortization of prior service cost	90	85	60
Amortization of net loss	49	20	17

Net periodic benefit cost	$712	$587	$510

        The assumptions used in the measurement of the Company’s net periodic benefit cost for the years ended December 31, 2004, 2003 and 2002 are shown in the following table:

	2004	2003	2002
Weighted-average assumptions as of December 31:
Discount rate	6.25%	6.75%	7.25%
Rate of compensation increase	5.00%	5.00%	5.00%

        Estimated future benefit payments, which reflect expected future service, are as follows (in thousands):

2005	$173
2006	203
2007	202
2008	191
2009	168
Years 2010 - 2014	851

        The Company maintains a Rabbi Trust containing $4.9 million and $1.1 million of assets designated for the non-qualified supplemental retirement benefit plan as of December 31, 2004 and 2003, respectively. The assets of the Rabbi Trust are invested in equity securities and variable life insurance policies.

        The Company maintains a savings and profit sharing plan. The Company matches 50% of non-bargaining unit employee contributions to the plan not to exceed 6% of an employee’s annual compensation. Vesting of Company contributions occur at the rate of 20% per year. Contributions approximated $618,000, $493,000 and $580,000 in 2004, 2003 and 2002, respectively.

        The Company maintains a defined contribution plan that covers certain employees not covered by a defined benefit plan. The Company contributes various percentages of eligible employee compensation (as defined) and the plan does not allow employee contributions. The Company contributed approximately $337,000, $287,000 and $347,000 in connection with this plan in 2004, 2003 and 2002, respectively.

        The Company provides postemployment benefits to certain retirees in two areas: a $2,500 life insurance policy for retired office employees and subsidized health insurance benefits for early retirees prior to their attaining age 65. The number of retirees associated with postemployment benefit costs is approximately 218.

        The following schedules set forth a reconciliation of the changes in the postemployment plan’s benefit obligation and a statement of the funded status (in thousands):

December 31,	2004	2003
Reconciliation of benefit obligation:
Obligation at beginning of year	$1,478	$1,639
Service cost	66	54
Interest cost	90	93
Actuarial loss (gain)	85	200
Benefit payments	(151)	(508)

Obligation	$1,568	$1,478

Funded Status:
Funded status at end of year	$(1,568)	$(1,478)
Unrecognized transition obligation	180	203
Unrecognized loss	831	790

Net amount recognized at December 31	$(557)	$(485)

        The discount rate used in determining the accumulated postemployment obligation was 6.00% and 6.25% as of the measurement dates of December 31, 2004 and 2003, respectively.

        The following table provides disclosure of the net periodic benefit cost (in thousands):

Year Ended December 31,	2004	2003	2002
Service cost	$66	$54	$71
Interest cost	90	93	105
Amortization of transition obligation	23	23	22
Amortization of net loss	43	19	14

Net periodic benefit cost	$222	$189	$212

        The discount rate used in determining the net periodic benefit cost was 6.25%, 6.75% and 7.25% as of the measurement dates of December 31, 2004, 2003 and 2002, respectively. The assumed health care cost rate trend used in measuring the accumulated postemployment benefit obligation at December 31, 2004 was 9% decreasing to 5% over five years and at December 31, 2003 was 9% decreasing to 5% in four years.

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects (in thousands):

	1% Increase	1% Decrease
Effect on total of service and interest cost components of net	$14	$(12)
periodic postemployment health care benefit cost

Effect on the health care component of the accumulated
postemployment benefit obligation	$82	$(72)

        Estimated future benefit payments, which reflect expected future service, are as follows (in thousands):

2005	$116
2006	108
2007	104
2008	100
2009	94
Years 2010 - 2014	622

Note 12 — Shareholders’ Equity

        During April 2004, the 2004 Equity Incentive Plan was adopted, which authorizes the granting of awards for up to 412,500 shares of the Company’s common stock. During April 2000, the 2000 Equity Incentive Plan was adopted, which authorizes the granting of awards for up to 812,771 shares of the Company’s common stock. An award is defined within the 2004 and 2000 Equity Incentive Plan as a stock option, stock appreciation right, restricted stock or performance share. In April 1996, the 1995 Stock Option Plan was adopted, which authorizes the granting of options for up to 726,627 shares of the Company’s common stock. The Plans provide that options be granted at an exercise price not less than fair market value on the date the options are granted and that the options generally vest ratably over a period not exceeding three years after the grant date. The option period shall not be more than ten years after the grant date.

        Following is a summary of activity in the Plans for 2002, 2003 and 2004:

	Shares Subject to Option	Weighted Average Exercise Price
Outstanding, January 1, 2002	1,396,038	$9.09

Granted	232,501	7.02
Exercised	(128,355)	5.54
Cancelled	(33,278)	10.15

Outstanding, December 31, 2002	1,466,906	$9.05

Granted	162,751	8.62
Exercised	(48,452)	6.08
Cancelled	(137,777)	10.15

Outstanding, December 31, 2003	1,443,428	$9.00

Granted	167,476	15.29
Exercised	(462,629)	7.87
Cancelled	(43,034)	10.74

Outstanding, December 31, 2004	1,105,241	$10.35

        Options outstanding for the Plans at December 31, 2004 are as follows:

Range of Exercise Prices	Outstanding at December 31, 2004	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price per Share
$4.67 - $8.66	297,761	6.73	$ 6.98
$8.67 - $12.66	595,755	6.95	$10.15
$12.67 - $16.66	211,725	7.33	$15.65

        Options exercisable for the Plans at December 31, 2004 are as follows:

Range of Exercise Prices	Exercisable Shares	Weighted Average Exercise Price per Share
$4.67 - $8.66	244,365	$ 7.21
$8.67 - $12.66	450,413	$10.22
$12.67 - $16.66	87,750	$14.42

        In 2004, the Company awarded restricted shares under the 2004 Equity Incentive Plan to certain key employees. Awards under the plan are subject to certain vesting requirements. There were 42,728 restricted shares awarded in 2004 with an average fair market value of $15.83 per share. Compensation expense related to restricted stock awards is based upon the market price at the date of award and is charged to earnings over the vesting period. Compensation expense in 2004 related to the awarding of restricted shares was $15,000. There were no restricted shares awarded in 2003 or 2002.

        On July 22, 2004, in conjunction with the establishment of a strategic alliance with Manitou BF S.A. (“Manitou”), the world’s largest manufacturer of telescopic handlers, the Company issued 1,442,652 shares of common stock to Manitou at an aggregate purchase price of $19.8 million. The proceeds from the sale of the common stock were used to pay down the Company’s line of credit facility.

        In September 2001, the Company’s Board of Directors authorized a repurchase plan providing for the repurchase of up to 500,000 shares of the Company’s outstanding common stock. The Company did not repurchase any shares during 2004. The Company repurchased 110,550 and 94,800 shares in the open market under this authorization at a cost of $729,000 and $692,000 during 2003 and 2002, respectively. All treasury stock acquired by the Company has been cancelled and returned to the status of authorized but unissued shares.

        On May 28, 1997, the Board of Directors of the Company adopted a Shareholder Rights Plan and declared a rights dividend of two-thirds preferred share purchase right (“Right”) for each share of common stock outstanding on June 16, 1997, and provided that two-thirds Right would be issued with each share of common stock thereafter issued. The Shareholder Rights Plan provides that in the event a person or group acquires or seeks to acquire 15% or more of the outstanding common stock of the Company, the Rights, subject to certain limitations, will become exercisable. Each Right, once exercisable, initially entitles the holder thereof (other than the acquiring person, whose rights are cancelled) to purchase from the Company one one-hundredth of a share of Series A preferred stock at an initial exercise price of $55 per one one-hundredth of a share (subject to adjustment), or, upon the occurrence of certain events, common stock of the Company or common stock of an “acquiring company” having a market value equivalent to two times the exercise price. Subject to certain conditions, the Rights are redeemable by the Board of Directors for $.01 per Right and are exchangeable for shares of common stock. The Rights have no voting power and expire on May 28, 2007.

Note 13 – Net Income Per Share

        Basic net income per common share is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted net income per common share is computed by dividing net income by the weighted-average number of common shares and, if applicable, common stock equivalents which would arise from the exercise of stock options. A reconciliation of the shares used in the computation is as follows (in thousands):

Year Ended December 31,	2004	2003	2002

Basic shares	8,841	8,007	8,085
Effect of options	293	62	114

Diluted shares	9,134	8,069	8,199

Note 14 — Leases

        The Company uses certain equipment under operating lease arrangements. Rent expense under such arrangements amounted to $1,732,000, $1,447,000 and $1,285,000 in 2004, 2003 and 2002, respectively.

        The Company maintains non-cancelable operating leases for certain equipment. Future minimum lease payments under such leases at December 31, 2004 are as follows (in thousands):

2005	$ 925
2006	542
2007	168
2008	45
2009	4

Total	$1,684

Note 15 — Contingencies

        The Company is involved in litigation of which the ultimate outcome and liability to the Company, if any, is not presently determinable. Management believes that final disposition of such litigation will not have a material impact on the Company’s results of operations or financial position.

Note 16 — Segment Information

        The Company has two segments, construction equipment and agricultural equipment, as the long-term financial performance of these segments is affected by separate economic conditions and cycles. Segment net sales and income (loss) from operations tend to be aligned with the distribution networks of the Company, and correlate with the manner in which the Company evaluates performance.

        Construction equipment is manufactured and distributed for customers in the construction market. Products include a diversified offering of skid loaders, telescopic handlers, compact excavators, compact track loaders, all-wheel-steer loaders, compact loaders, paving equipment and attachments. As of December 31, 2004, 66% of the Company’s accounts receivable were from customers in the construction market.

        Agricultural equipment is manufactured and distributed for customers in the dairy, livestock and poultry agricultural sectors. The products are comprised primarily of skid loaders, compact track loaders and equipment for haymaking, forage harvesting, feedmaking, manure handling and attachments. As of December 31, 2004, 34% of the Company’s accounts receivable were from customers in the agricultural sector.

        Unallocated assets are cash, deferred income taxes and other assets not identified with the Company’s segments. Segments of business are presented below (in thousands):

Year Ended December 31,		2004	2003	2002
Net Sales	Construction	$242,440	$ 155,516	$135,080
	Agricultural	119,158	88,884	97,485

	Consolidated	$361,598	$ 244,400	$232,565

Income (Loss) from Operations	Construction	$ 19,171	$ 7,899	$ 4,306
	Agricultural	1,537	(3,013)	851

	Consolidated	$ 20,708	$ 4,886	$ 5,157

Assets (year-end)	Construction	$197,648	$ 113,083	$105,293
	Agricultural	87,687	62,715	95,615
	Unallocated	22,865	18,270	18,686

	Consolidated	$308,200	$ 194,068	$219,594

Depreciation/Amortization	Construction	$ 2,924	$ 3,008	$ 2,451
	Agricultural	1,740	1,888	2,335
	Unallocated	--	27	27

	Consolidated	$ 4,664	$ 4,923	$ 4,813

Capital Expenditures	Construction	$ 2,279	$ 1,369	$ 3,984
	Agricultural	1,390	1,665	2,806

	Consolidated	$ 3,669	$ 3,034	$ 6,790

        Of the Company’s total net sales, $57.0 million, $50.5 million and $43.9 million were made to customers residing outside of the United States in 2004, 2003 and 2002, respectively.

Note 17 – Subsequent Event

        In February 2005, the Company entered into an asset securitization program with a financial institution whereby the Company can sell, through a revolving facility, up to $150 million of finance contracts. The proceeds from the first sale in February 2005 totaled $23.3 million and were used to pay down debt. It is the intention of the Company to continue to sell substantially all of its existing as well as future finance contracts through this asset securitization program or similar asset securitization programs.

Note 18 — Stock Split

        On July 22, 2005, the Company’s Board of Directors approved a three-for-two stock split of the Company’s common stock, to be effected in the form of a 50 percent stock dividend. On August 24, 2005, the Company distributed one share of Company common stock for every two shares of common stock held by shareholders of record as of August 10, 2005. Fractional shares arising from the stock dividend were settled in cash. As a result of the three-for-two stock split on August 24, 2005, all prior periods’ share and per share data has been adjusted.

Note 19 — Quarterly Financial Data (unaudited)

In Thousands, Except Per Share Data -	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2004
Net sales	$84,687	$95,499	$87,470	$93,942	$361,598
Gross profit	17,396	19,027	17,925	17,340	71,688
Net income	2,905	3,915	3,640	2,927	13,387
Diluted net income per common share (1)	.35	.46	.38	.29	1.47
Basic net income per common share (1)	.36	.48	.39	.30	1.51

2003
Net sales	$58,531	$68,551	$60,465	$56,853	$244,400
Gross profit	12,263	14,466	13,119	11,573	51,421
Net income (loss)	508	2,241	(903)	784	2,630
Diluted net income (loss) per common share (1)	.06	.28	(.11)	.09	.33
Basic net income (loss) per common share	.06	.28	(.11)	.10	.33

(1)	Due to the use of the weighted-average shares outstanding each quarter for computing net income per share, the sum of the quarterly per share amounts does not equal the per share amount for the year.

GEHL COMPANY AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

Period Year Ended December 31, 2002	Description	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Balance at End of Year
	Allowance for
	Doubtful
	Accounts-Trade
	Receivables	$2,235	$710	$316	$2,629
	Returns and
	Dealer
	Discounts	2,839	2,306	2,918	2,227

	Total	$5,074	$3,016	$3,234	$4,856

	Allowance for Doubtful
	Accounts -
	Retail
	Contracts	$2,048	$802	$548	$2,302

	Inventory
	Obsolescence Reserve	$2,112	$351	$689	$1,774

	Income Tax
	Valuation Allowance	$624	$379	$9	$994

Year Ended
December 31, 2003
	Allowance for
	Doubtful
	Accounts-Trade
	Receivables	$2,629	$845	$544	$2,930
	Returns and
	Dealer
	Discounts	2,227	2,301	2,751	1,777

	Total	$4,856	$3,146	$3,295	$4,707

	Allowance for Doubtful
	Accounts -
	Retail
	Contracts	$2,302	$1,063	$551	$2,814

	Inventory
	Obsolescence Reserve	$1,774	$457	$534	$1,697

	Income Tax
	Valuation Allowance	$994	$386	$22	$1,358

Year Ended
December 31, 2004
	Allowance for
	Doubtful
	Accounts-Trade
	Receivables	$2,930	$538	$267	$3,201
	Returns and
	Dealer
	Discounts	1,777	3,744	3,573	1,948

	Total	$4,707	$4,282	$3,840	$5,149

	Allowance for Doubtful
	Accounts -
	Retail
	Contracts	$2,814	$1,804	$499	$4,119

	Inventory
	Obsolescence Reserve	$1,697	$1,059	$748	$2,008

	Income Tax
	Valuation Allowance	$1,358	$(33)	$26	$1,299